Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Chief Executive Officer Lori Ryerkerk Named Chairman

Mark Rohr to retire from Celanese’s Board of Directors

DALLAS (April 16, 2020) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Executive Chairman of the Board of Directors Mark Rohr has elected to retire from the Board effective June 1, 2020. Lori Ryerkerk, President and Chief Executive Officer, has been elected by the Board to succeed Rohr as Chairman following the company’s Annual Meeting today.

Rohr was appointed Executive Chairman of Celanese in May 2019, following his tenure as Chairman, President and CEO since April 2012. He has been a member of Celanese’s Board of Directors since April 2007. Under Rohr’s leadership, Celanese achieved record operating results and shareholder value. Having completed a successful onboarding and transition of all leadership responsibilities to Ryerkerk, Rohr felt now was the right time to retire.

“It’s always been my plan to step away once our leadership transition was complete. I have tremendous confidence in Lori, the Board and our colleagues, and I’m confident Celanese can continue to deliver increasing shareholder value over the quarters and years ahead,” said Rohr. “It has been a great privilege to be a part of Celanese for the past 13 years and I am very proud of our nearly 8,000 employees for all they do every day to create value for our shareholders and make a positive impact on the communities we serve.”

Ryerkerk became CEO and was elected to the Board in May 2019. Throughout her career, she has held a number of senior leadership roles across a range of businesses and geographies.

Ryerkerk said, “I am honored to have been chosen to succeed Mark as the Chairman of the Board of this extraordinary company. His unwavering focus on building a strong culture and his drive to create value for shareholders, customers and employees have made Celanese a better company and his contributions will have a profound impact on the organization for years to come. I want to thank Mark for his leadership and for his guidance during this leadership transition.”

Ed Galante, Lead Independent Director of Celanese’s Board of Directors, said, “On behalf of the Board of Directors, I want to congratulate Mark on his distinguished career and thank him for his outstanding stewardship of Celanese. As a result of Mark’s strategic direction, Celanese has become a stronger and more resilient company that is positioned well for long-term success. We wish him all the best in his retirement.”

Galante continued, “Lori is doing an excellent job as CEO and is the logical choice to take on the role of Chairman in this orderly transition of leadership at Celanese. She recently led the creation of our updated base strategy and is well-suited to assume Mark’s efforts exploring strategic options for the Company. I look forward to partnering with Lori to lead the Board and deliver sustainable value for our shareholders.”

Upon Rohr’s departure, the Celanese Board of Directors will consist of nine members, eight of whom will be independent directors. Galante will remain the Lead Independent Director, overseeing effective corporate governance, which promotes the long-term interests of stockholders and strengthens Board and management accountability.

About Celanese
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2019 net sales of $6.3 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Contacts:
Investor Relations	Media - Global
Abe Paul	Travis Jacobsen
Phone: +1 972 443 4432	Phone: +1 972 443 3750
Abraham.Paul@celanese.com	William.Jacobsen@celanese.com
Forward-Looking Statements: This release may contain "forward-looking statements," which include information concerning the company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company or its stockholders will realize these benefits or that these expectations will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.